EXHIBIT 10.1

LONE STAR TECHNOLOGIES, INC.
FORM OF OFFICER AND MANAGER
RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK
GRANTED PURSUANT TO THE
2004 LONG-TERM INCENTIVE PLAN

Section 1.               Date of Grant.  This grant of restricted stock is made on               , 20          (the “Date of Grant”) pursuant to and subject to the terms hereof and all of the terms and conditions of the 2004 Long-Term Incentive Plan (the “Plan”) of Lone Star Technologies, Inc. (“LST”).

Section 2.               Grant.  LST hereby grants to                (the “Participant”)                shares (the “Shares”) of Common Stock, $1.00 par value per share, of LST (“Common Stock”) subject to the restrictions and upon the terms and conditions hereinafter stated.

Section 3.               Restrictions on Transferability.  The Shares shall not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by Participant other than to LST until they are vested in accordance with the terms hereof.

Section 4.               General and Accelerated Vesting.  Participant’s ownership of the Shares not previously forfeited shall vest with respect to           shares on each of the dates which are 24 months and 48 months, respectively, after the Date of Grant.  Non-vested Shares not previously forfeited shall immediately vest in Participant if Participant’s employment terminates by reason of Participant’s death, retirement after age 65 or retirement with the consent of LST (subject, in the case of retirement, to such other conditions as LST may impose).  In addition, if there is a Change in Control (within the meaning of Section 9(d) of the Plan) and, within two years after the Change in Control, Participant’s employment is terminated by the Company without Cause (within the meaning of Section 5(e)(ii) of the Plan) or is terminated by Participant as a result of a reduction of his or her compensation or any material change in location, authority, duties or other working conditions of his or her employment, all of the Shares not then vested and not previously forfeited shall immediately vest in Participant upon the date of such termination.

Section 5.               Forfeiture. The Participant shall forfeit any unvested Shares upon the termination of the Participant’s employment with LST (other than a termination of employment that results in the vesting of Participant’s Shares pursuant to the provisions hereof).

Section 6.               Stock Certificates.  LST shall retain physical possession of the certificate(s) evidencing the Shares until the Shares become vested or the Shares are forfeited. Participant shall deliver to LST stock powers, endorsed in blank, relating to the Shares as soon as practical after the Date of Grant.

Section 7.               Voting and Dividends.  All voting rights with respect to the Shares shall be exercisable by Participant notwithstanding the restrictions imposed on the Shares herein.  Any cash dividends paid on the Shares shall be remitted to Participant, subject to applicable withholding.  Stock distributed in connection with a stock split or stock dividend with respect to the Shares shall be subject to the restrictions and risk of forfeiture to the same extent as the Shares.

Section 8.               Tax Withholding.  When the restrictions imposed on any of the Shares lapse, the Participant shall pay to LST in cash, or in Shares, or make other arrangements satisfactory to LST regarding the payment of, any federal, state or local taxes required by law to be withheld with respect to the Shares, and LST and its subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment otherwise due to Participant any federal, state or local tax required by law to be withheld with respect to the Shares. Notwithstanding the foregoing, if Participant elects, within 30 days of the Date of Grant, to include in taxable income the fair market value of the Shares, Participant shall promptly pay to LST in cash any federal, state or local taxes required to be withheld with respect to the Shares.

Section 9.               Rights of Participant.  Nothing herein contained shall confer on Participant any right with respect to the continuation as a corporate officer or employment or interfere with the right of LST to terminate such employment.

Section 10.             Provisions of the Plan Control. This restricted stock grant is subject to all the terms, conditions and provisions of the Plan, a copy which has been furnished or made available to Participant, and to such rules, regulations and interpretations as may be established or made by the Human Resources Committee acting within the scope of its authority and responsibility under the Plan. The applicable provisions of the Plan shall govern in any situation where this instrument is silent or where the applicable provisions of this instrument are contrary to or not reconcilable with such Plan provisions.

Section 11.             Miscellaneous.  LST shall have the right to offset against its obligation to deliver any of the Shares any outstanding amounts owed by Participant to LST at the time those Shares would otherwise be delivered. This restricted stock grant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The terms of this award may not be amended, except as provided in the Plan or by a written instrument executed by LST and Participant.

LONE STAR TECHNOLOGIES, INC.

By:
Name:
Title:

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